Exhibit 99.1

Contacts:	Will Roberts Director, Corporate Communications Phone (610) 321-6288

VIROPHARMA TO ELIMINATE DEBT

- Company Sets Redemption Date for Remaining Convertible

Subordinated Notes Due March 2007 -

EXTON, Pa., January 26, 2006 —ViroPharma Incorporated (Nasdaq: VPHM) announced that it will take the final step in eliminating its long term debt by commencing a full redemption of all of its remaining convertible subordinated notes due March 2007. The remaining outstanding principal amount of the 6% notes is approximately $79 million. On the redemption date, March 1, 2006, ViroPharma will pay holders who have not converted their notes into shares of common stock 100.857% of the outstanding principal amount of the notes plus interest accrued to (but excluding) March 1, 2006 as required by the indenture for the notes. After March 1, 2006, interest will cease to accrue on the notes. A notice of redemption explaining procedures for surrendering notes and receiving payment will be sent on or about January 26, 2006 to all currently registered holders of the notes by The Bank of New York, trustee for the notes. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York by calling (800) 254-2826.

By redeeming the notes early, ViroPharma will reduce its annual interest expense by approximately $4 million over the remaining one-year life of the notes.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the Company’s estimate of the reduction in interest expense and to the timing of completion of the redemption. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s current report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2005 could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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